Exhibit 99.1

LIBERTY GLOBAL REPORTS THIRD QUARTER 2008 RESULTS

Rebased OCF Growth of 13% for Q3 and 14% YTD

OCF Margin Exceeds 44% in Q3

Customer ARPUs and Bundling Reach New Highs

Englewood, Colorado – November 5, 2008: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the third quarter (“Q3”) ended September 30, 2008. Highlights for the quarter compared to the results for the same period last year (unless noted), include:

•	Revenue increased to $2.65 billion from $2.26 billion, reflecting reported and rebased[1] growth of 17% and 6%, respectively

•	Operating Cash Flow (“OCF”)[2] increased to $1.17 billion from $918 million, reflecting 27% reported growth and 13% rebased growth

•	OCF margin[3] expanded to 44.1% in Q3 from 40.7%

•	Total RGU[4] additions of 441,000 in Q3, including 214,000 organic RGU additions

•	Net loss of $309 million as compared to net earnings of $40 million, as last year’s third quarter results included a gain on disposition of assets of $553 million

•	Free Cash Flow (“FCF”)[5] generation of $100 million in Q3 ‘08 and $545 million YTD ‘08

•	Repurchased approximately 18 million common shares since August 1, 2008

President and CEO Mike Fries said, “We remain focused on driving penetration of advanced video and broadband services and on managing our cost structure and capital spending. As a result, customer ARPUs6 are up approximately 10% in Europe and our penetrations and bundling ratios continue to reach new highs. We also delivered rebased OCF growth of 14% and free cash flow growth of 143% on a year-to-date basis. Setting aside challenging competitive conditions in certain areas, we believe our results reflect the relative stability inherent in our subscription-based business, which has historically been resilient to difficult economic conditions.”

“One of our key strengths is our geographic diversity, as our core cable operations span 15 different countries. Many of these operations are managing through these economic times well. Given the state of the credit markets, we also feel very good about our balance sheet, particularly in terms of our liquidity position, debt maturity profile, and exposures to interest rates and currencies. We have limited near-term debt amortizations, all of which we expect can be funded by free cash flow, and we are well-hedged against adverse currency movements. In addition, all of our major operations are generating positive free cash flow year-to-date. Of particular note, we had consolidated liquidity of $3.2 billion at September 30, consisting of $1.6 billion of unrestricted cash and $1.6 billion7 of aggregate revolver capacity. While we will be focused on maintaining increased liquidity going forward, we will also be opportunistic about how we deploy our capital. We are focused on taking advantage of the market dislocation in this environment for the benefit of our shareholders.”

Subscriber Statistics

At September 30, 2008, our total RGU base of 25.1 million included 14.7 million video, 5.9 million broadband internet and 4.5 million telephony subscribers. Adding 441,000 new RGUs in the third quarter, of which 214,000 were represented by organic additions, we continue to demonstrate healthy RGU expansion. Given that the third quarter is a seasonally slow period in Europe, it was noteworthy that our UPC Broadband Division (“UPC”) was able to sequentially increase its organic additions from the second quarter of 2008 by 11,000. Overall, our subscriber base has grown by 7% or 1.6 million RGUs since September 30, 2007, including acquisitions.

During the quarter ended September 30, 2008, our organic subscriber growth consisted of 125,000 broadband internet and 142,000 telephony additions, partially offset by net video losses of 53,000. Our video losses, stemming largely from analog churn to low cost video competition in Europe, were meaningfully compensated by digital cable additions of 329,000. As compared to the second quarter of 2008, we experienced a reduction in organic video losses of 19,000, including lower losses in both our Western and Central and Eastern European (“CEE”) operations. In terms of total LGI advanced service penetrations8 at September 30, 2008, we reached 33%, 22% and 17% for digital cable, broadband internet and telephony, respectively.

For the sixth consecutive quarter, digital video, including both digital cable and DTH, remained our strongest product with 363,000 organic additions. In terms of digital cable, UPC posted a record quarter of 187,000 organic RGU additions, reflecting a 111% improvement over the three months ended September 30, 2007. This improvement was helped by strong progress in our CEE markets, including Poland, the Czech Republic and Hungary, as well as by VTR. As digital video recorder (“DVR”), high definition (“HD”) and video-on-demand (“VoD”) roll-outs continue, we are experiencing positive uptake of these products. In the Netherlands for example, approximately 40% of digital customers subscribe to DVR and/or HD products, while VoD streams have roughly averaged 450,000 per week during 2008. The buy-through of value-added digital products has enabled the Netherlands to increase incremental digital ARPU by roughly 70% on a year-over-year basis, and at UPC, these products have contributed to an approximate 46% increase in rebased digital cable revenue for the nine months ended September 30, 2008, as compared to the prior year period. Meanwhile, in Japan, J:COM has attained 75% digital penetration at September 30, 2008, up from 63% at September 30, 2007.

In addition, the bundling of broadband internet and telephony remain an important component of our revenue and OCF growth. At September 30, 2008, approximately 37% or 6.0 million of our 16.3 million customers subscribed to two or more products. Of particular note, we have increased our triple-play customers to 2.9 million, reflecting growth of 28% since September 30, 2007, and a triple-play penetration of 18%. We continue to promote bundled offerings within our markets, and with the introduction of digital cable throughout our footprint, as well as faster broadband internet speeds, we have compelling value propositions for our customers.

Revenue

For the three months ended September 30, 2008, revenue increased 17% to reach $2.65 billion over the comparable period in 2007. This brings our year-to-date revenue figure to $7.99 billion, a 22% increase over the $6.54 billion reported for the nine months ended September 30, 2007. Excluding the impact of foreign currency (“FX”) movements, revenue increased 7% and 8% for the three and nine month periods ended September 30, 2008, respectively. Adjusting for currency and acquisition effects, we achieved rebased revenue growth of 6%, for both the three and nine months ended September 30, 2008, as compared to prior year periods. This growth has been driven principally by digital video, broadband internet and telephony subscriber additions. In the third quarter, our operations in Poland, Chile, Australia, and Ireland experienced the strongest rebased revenue growth rates over the third quarter of 2007.

Consolidated ARPU per customer relationship increased by 17% to $46.10 for the three months ended September 30, 2008, as compared to the third quarter of 2007. This increase is due largely to continued bundling and favorable FX movements. Each of our major segments experienced ARPU per customer relationship increases in third quarter of 2008 as compared to the respective quarter in 2007. In Europe, UPC and Telenet drove ARPU per customer for the quarter to €23.68 ($35.52) and €35.91 ($53.86), respectively. These levels represent a 10% increase at UPC and an 8% increase at Telenet over the three months ended September 30, 2007, and are partly attributable to our multi-product strategy that has yielded a 16% increase in European bundled customers in the last twelve months. VTR, with a bundling ratio of 1.99x, posted an 8% increase in ARPU per customer to CLP 27,820 ($53.79) for the three months ended September 30, 2008. Similarly, J:COM, aided by increases in digital penetration and the success of its DOCSIS 3.0 broadband internet product, increased ARPU per customer by 1% to ¥7,455 ($69.27), as compared to the third quarter of 2007.

Operating Cash Flow

Operating cash flow for the three months ended September 30, 2008, increased 27% to $1.17 billion, as compared to the same period last year. For the nine months ended September 30, 2008, OCF grew to $3.42 billion, a 32% increase as compared to the prior year period in 2007. A combination of organic growth and FX movements, and to a lesser extent, M&A activity, accounted for our OCF growth for both the three and nine month periods. Adjusting for currency and acquisition effects, our OCF results reflect rebased growth of 13% and 14% for the three and nine months ended September 30, 2008, respectively, as compared to the same periods in 2007. Our UPC and J:COM operations reported their strongest quarters of the year in terms of rebased growth, realizing 15% and 12% rebased OCF growth, respectively.

Our OCF margin for the three and nine months ended September 30, 2008 increased 340 basis points to 44.1% and 300 basis points to 42.8%, respectively, over the comparable periods in 2007. Reflecting our focus on leveraging efficiencies within our cost structure, each of our core operating segments has experienced margin improvement over both the three and nine month 2008 periods, as compared to the respective prior year periods. Of note in the third quarter, UPC attained an OCF margin of 48.6%, which reflects a 530 basis point improvement over the third quarter of 2007. This margin improvement was driven largely by UPC’s businesses in Western Europe (the Netherlands, Switzerland, Austria and Ireland). Additionally, both Telenet and J:COM posted margin expansion of over 100 basis points for the three months ended September 30, 2008, as compared to the prior year period.

Net Earnings (Loss)

We realized a net loss of $309 million or $1.01 per share for the three months ended September 30, 2008, as compared to net earnings of $40 million or $0.10 per diluted share for the corresponding prior year period. The difference in results for the two periods is largely explained by a $553 million gain on the disposition of assets recognized in the third quarter of 2007 and by continued volatility in our derivative and foreign currency gains and losses. For the nine months ended September 30, 2008, we reported a net loss of $36 million or $0.11 per share, as compared to a net loss of $225 million or $0.58 per share for the nine months ended September 30, 2007. On a year-to-date basis, we compare favorably to the prior year period, as we benefitted from a $656 million increase in operating income, partially offset by higher interest and income tax expense, as well as the impact of the Q3 2007 gain mentioned above.

Capital Expenditures and Free Cash Flow

For the three months ended September 30, 2008, we incurred capital expenditures of $598 million (23% of revenue) as compared to $499 million (22% of revenue) for the corresponding prior year period. The increase in our third quarter capital expenditures against the corresponding three months of 2007 reflects foreign currency exchange rate movements, as well as an increase in revenue-generating expenditures related to customer premise equipment to support our digital roll-outs and continued growth in our other advanced services. For the nine months ended September 30, 2008, we reported capital expenditures of $1.7 billion (21% of revenue), as compared to $1.5 billion (22% of revenue) for the same period last year.

In terms of Free Cash Flow, we reported $100 million and $545 million for the three and nine months ended September 30, 2008, respectively, as compared to $125 million and $225 million, respectively, for the comparable prior year periods. For the quarter, we realized a modest decrease in FCF of $26 million, as our $73 million increase in net cash provided by operating activities was more than offset by higher capital expenditures as discussed above. For the nine months ended September 30, 2008, our FCF generation represents a $320 million or 143% improvement over the respective 2007 period. This improvement was driven by a $548 million increase in cash provided by operating activities.

Leverage and Liquidity

At September 30, 2008, total debt was $19.3 billion and cash and cash equivalents (including restricted cash of $476 million related to our debt instruments) totaled $2.1 billion, resulting in net debt of $17.2 billion9. Our debt balance decreased by approximately $0.5 billion since June 30, 2008, primarily as a result of the translation impact of an appreciating dollar on our non-dollar denominated debt, partially offset by incremental debt borrowings. Of particular importance, we raised a new tranche P at UPC in mid-September, which consisted of a $512 million term loan with a 5-year bullet maturity (2013) at LIBOR + 2.75%. This tranche enabled LGI to term-out commitments which matured in 2009 and 2010. Our consolidated leverage ratios have continued to decline as compared to the previous quarter, as we ended the third quarter of 2008 with gross and net leverage ratios10 of 4.1x and 3.7x, respectively, as compared to 4.3x and 3.9x, respectively, for the quarter ended June 30, 2008.

Cash on hand at September 30, 2008, increased by roughly $370 million to $2.1 billion, due in part to debt borrowings in the quarter. Our cash balance consisted of $476 million of restricted cash and $1.6 billion of unrestricted cash, of which $780 million of unrestricted cash was held by our parent and its non-operating subsidiaries, and the remaining $802 million of unrestricted cash was held by our operating subsidiaries, principally J:COM and Telenet. In addition to our existing cash on hand, we maintain incremental liquidity through our revolving and/or redrawable credit facilities. At September 30, 2008, our aggregate unused borrowing capacity, as represented by the maximum undrawn commitment under each of our applicable facilities (including those at UPC Broadband Holding, Telenet, J:COM and Austar), without regard to covenant compliance calculations, was approximately $1.6 billion7. Of this amount, our redrawable term loans I and L under our UPC Broadband Holding credit facility account for approximately €393 million ($553 million). Upon completion of our third quarter bank reporting requirements, we estimate that we will have approximately €251 million ($353 million) of availability at UPC. Subsequent to September 30, 2008, we borrowed approximately €70 million ($99 million) under our term loan L, which would further reduce the availability at UPC noted above.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of September 30, 2008, Liberty Global operated state-of-the-art networks that served approximately 16 million customers across 15 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our future growth prospects, including our continued ability to generate free cash flow, expand our RGUs and increase our ARPU per customer, and our liquidity, including our ability to repay near-term debt amortizations, the performance of our currency hedges and our borrowing availability; our expectations with respect to the timing and impact of our roll-out of digital and broadband products and services; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; our expectations concerning future repurchases of our stock; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue and achieve assumed margins, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations	Corporate Communications
Christopher Noyes +1 303.220.6693 K.C. Dolan +1 303.220.6686 Molly Bruce +1 303.220.4202	Hanne Wolf +1 303.220.6678 Bert Holtkamp +31 20.778.9447

[1]

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2008, we have adjusted our historical 2007 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in the respective 2007 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2008 results, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed of during 2007 and 2008 from our rebased amounts to the same extent that such entities were excluded from our results in 2008 and (iii) reflect the translation of our 2007 rebased amounts at the applicable average exchange rates that were used to translate our 2008 results. Please see page 9 for supplemental information.

[2]	Please see page 12 for our operating cash flow definition and the required reconciliation.
[3]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.
[4]

Please see page 19 for definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

[5]

Free cash flow or FCF is defined as net cash provided by operating activities less capital expenditures, each as reported in our condensed consolidated statements of cash flows. See page 14 for more information on FCF and the required reconciliation.

[6]

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. ARPU or ARPU per RGU refers to the average monthly subscription revenue per average RGU. In both cases, the amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships or RGUs, as the case may be, for the period.

[7]

The $1.6 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under each of our applicable facilities without regard to covenant compliance calculations. This amount excludes approximately $248.1 million related to unused borrowing capacity associated with the VTR Bank Facility. Pursuant to the deposit arrangements with the lender in relation to the VTR Bank Facility, we are required to fund a cash collateral account in an amount equal to the outstanding principal and interest under the VTR Bank Facility.

[8]

Advanced services represent our services related to digital video, including digital cable and direct-to-home (“DTH”), broadband internet and telephony. Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs. Broadband internet and telephony penetration is calculated by dividing the broadband internet and telephony RGUs by their respective homes serviceable.

[9]

Total debt includes capital lease obligations. Total cash and cash equivalents includes $476 million of restricted cash that is related to our debt instruments. Net debt is defined as total debt less cash and cash equivalents including our restricted cash balances related to our debt instruments.

[10]	Our gross and net leverage ratios are defined as total debt and net debt to last quarter annualized operating cash flow.

Liberty Global, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2008	December 31, 2007
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,581.4	$2,035.5
Trade receivables, net	765.8	1,003.7
Deferred income taxes	289.7	319.1
Derivative instruments	372.4	230.5
Other current assets	296.0	335.8

Total current assets	3,305.3	3,924.6

Restricted cash	470.8	475.5
Investments	1,148.2	1,171.5
Property and equipment, net	10,703.2	10,608.5
Goodwill	12,707.0	12,626.8
Intangible assets subject to amortization, net	2,213.9	2,504.9
Other assets, net	1,321.9	1,306.8

Total assets	$31,870.3	$32,618.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$671.5	$804.9
Deferred revenue and advance payments from subscribers and others	657.6	933.8
Current portion of debt and capital lease obligations	439.0	383.2
Derivative instruments	356.7	116.2
Accrued interest	118.6	341.2
Accrued capital expenditures	154.2	194.1
Other accrued and current liabilities	1,235.7	1,084.1

Total current liabilities	3,633.3	3,857.5

Long-term debt and capital lease obligations	18,823.2	17,970.2
Other long-term liabilities	2,618.5	2,508.8

Total liabilities	25,075.0	24,336.5

Commitments and contingencies
Minority interests in subsidiaries	2,740.0	2,446.0

Stockholders’ equity	4,055.3	5,836.1

Total liabilities and stockholders’ equity	$31,870.3	$32,618.6

Liberty Global, Inc.

Condensed Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	in millions, except per share amounts
Revenue	$2,649.7	$2,255.3	$7,990.6	$6,541.9

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	1,013.3	921.4	3,105.1	2,704.9
Selling, general and administrative (SG&A) (including stock-based compensation)	510.3	474.1	1,587.2	1,375.1
Depreciation and amortization	711.9	615.4	2,160.0	1,819.6
Provision for litigation	—	146.0	—	146.0
Impairment, restructuring and other operating charges, net	1.4	11.6	3.2	17.5

	2,236.9	2,168.5	6,855.5	6,063.1

Operating income	412.8	86.8	1,135.1	478.8

Non-operating income (expense):
Interest expense	(293.4)	(247.1)	(863.7)	(706.4)
Interest and dividend income	23.5	36.1	75.4	84.6
Share of results of affiliates, net	2.4	5.9	5.2	29.0
Realized and unrealized gains (losses) on derivative instruments, net	18.2	(134.8)	89.2	(71.2)
Foreign currency transaction gains (losses), net	(286.7)	(31.7)	96.3	41.6
Unrealized losses due to changes in fair values of certain investments and debt, net	(129.2)	(0.3)	(84.4)	(230.5)
Gains (losses) on extinguishment of debt, net	—	1.6	—	(21.7)
Gains (losses) on disposition of assets, net	(0.4)	552.8	(1.8)	553.1
Other income (expense), net	(0.5)	1.0	1.8	(3.6)

	(666.1)	183.5	(682.0)	(325.1)

Earnings (loss) before income taxes and minority interests	(253.3)	270.3	453.1	153.7
Income tax expense	(25.0)	(178.4)	(315.8)	(123.8)
Minority interests in earnings of subsidiaries, net	(30.6)	(51.5)	(173.6)	(255.3)

Net earnings (loss)	$(308.9)	$40.4	$(36.3)	$(225.4)

Basic earnings (loss) per share	$(1.01)	$0.11	$(0.11)	$(0.58)

Diluted earnings (loss) per share	$(1.01)	$0.10	$(0.11)	$(0.58)

Liberty Global, Inc.

Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2008	2007
	in millions
Cash flows from operating activities:
Net loss	$(36.3)	$(225.4)
Net adjustments to reconcile net loss to net cash provided by operating activities	2,260.4	1,901.3

Net cash provided by operating activities	2,224.1	1,675.9

Cash flows from investing activities:
Capital expended for property and equipment	(1,679.1)	(1,451.2)
Cash paid in connection with acquisitions, net of cash acquired	(251.7)	(985.0)
Proceeds received upon dispositions of assets	38.4	454.0
Other investing activities, net	(16.9)	(30.5)

Net cash used by investing activities	(1,909.3)	(2,012.7)

Cash flows from financing activities:
Borrowings of debt	1,971.9	2,556.9
Repayments of debt and capital lease obligations	(747.4)	(1,560.5)
Repurchase of LGI common stock	(1,955.5)	(1,271.6)
Proceeds from issuance of stock by subsidiaries	—	122.5
Other financing activities, net	(22.9)	44.6

Net cash used by financing activities	(753.9)	(108.1)

Effect of exchange rates on cash	(15.0)	82.2

Net decrease in cash and cash equivalents	(454.1)	(362.7)

Cash and cash equivalents:
Beginning of period	2,035.5	1,880.5

End of period	$1,581.4	$1,517.8

Cash paid for interest	$1,042.0	$713.7

Net cash paid for taxes	$130.7	$62.5

Revenue and Operating Cash Flow

The following tables present revenue and operating cash flow by reportable segment for the three and nine months ended September 30, 2008, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business communications services and J:COM provides certain programming services. At September 30, 2008, our operating segments in the UPC Broadband Division provided services in 10 European countries. Our Other Central and Eastern Europe segment includes our operating segments in the Czech Republic, Poland, Romania, Slovakia and Slovenia. Telenet, J:COM and VTR provide broadband communications services in Belgium, Japan and Chile, respectively. Our corporate and other category includes (i) Austar, (ii) other less significant consolidated operating segments that provide broadband communications services in Puerto Rico and video programming and other services in Europe and Argentina and (iii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2008, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2007, respectively to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in our rebased amounts for the three and nine months ended September 30, 2007 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2008, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed of during 2007 and 2008 from our rebased amounts for the three and nine months ended September 30, 2007 to the same extent that such entities were excluded from our results for the three and nine months ended September 30, 2008, and (iii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2007 at the applicable average exchange rates that were used to translate our results for the three and nine months ended September 30, 2008. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended September 30, 2007 include JTV Thematics, Telesystems Tirol, nine small acquisitions in Europe and three small acquisitions in Japan. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the nine months ended September 30, 2007 include JTV Thematics, Telesystems Tirol, fourteen small acquisitions in Europe and four small acquisitions in Japan. Additionally, the disposed entities that were excluded in whole or in part from the determination of our rebased revenue and OCF for the three and nine months ended September 30, 2007 include our broadband communications operations in Brazil and Peru and our Liveshop operations in the Netherlands. In terms of acquired entities, we have reflected the revenue and OCF of these acquired entities in our 2007 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between generally accepted accounting principles in the U.S. (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2007 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2007 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2008 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2007. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative period, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing the effects of changes in foreign currency exchange rates, and (iv) the percentage change from period to period, on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$297.3	$262.7	$34.6	13.2	3.6	—
Switzerland	255.6	217.5	38.1	17.5	5.2	—
Austria	136.0	124.2	11.8	9.5	0.2	—
Ireland	91.1	75.9	15.2	20.0	9.8	—

Total Western Europe	780.0	680.3	99.7	14.7	4.2	3.1

Hungary	110.0	94.7	15.3	16.2	(0.4)	—
Other Central and Eastern Europe	251.8	205.1	46.7	22.8	4.6	—

Total Central and Eastern Europe	361.8	299.8	62.0	20.7	3.0	3.0

Central and corporate operations	2.8	1.9	0.9	47.4	28.6	—

Total UPC Broadband Division	1,144.6	982.0	162.6	16.6	3.9	3.1

Telenet (Belgium)	374.8	325.3	49.5	15.2	5.5	5.1
J:COM (Japan)	686.0	563.1	122.9	21.8	11.4	6.5
VTR (Chile)	179.7	160.5	19.2	12.0	11.6	11.6
Corporate and other	284.2	246.8	37.4	15.2	9.1	—
Intersegment eliminations	(19.6)	(22.4)	2.8	12.5	20.2	—

Total consolidated LGI	$2,649.7	$2,255.3	$394.4	17.5	7.3	5.6

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$909.0	$775.3	$133.7	17.2	3.6	—
Switzerland	776.5	637.1	139.4	21.9	5.7	—
Austria	419.7	366.4	53.3	14.5	1.2	—
Ireland	275.1	224.3	50.8	22.6	8.3	—

Total Western Europe	2,380.3	2,003.1	377.2	18.8	4.4	3.4

Hungary	318.5	278.6	39.9	14.3	(0.3)	—
Other Central and Eastern Europe	740.4	584.3	156.1	26.7	6.3	—

Total Central and Eastern Europe	1,058.9	862.9	196.0	22.7	4.2	3.6

Central and corporate operations	8.4	9.1	(0.7)	(7.7)	(20.3)	—

Total UPC Broadband Division	3,447.6	2,875.1	572.5	19.9	4.2	3.4

Telenet (Belgium)	1,137.1	938.6	198.5	21.1	7.1	6.7
J:COM (Japan)	2,056.4	1,629.8	426.6	26.2	12.0	6.6
VTR (Chile)	560.8	460.4	100.4	21.8	11.4	11.4
Corporate and other	854.1	700.5	153.6	21.9	10.6	—
Intersegment eliminations	(65.4)	(62.5)	(2.9)	(4.6)	7.5	—

Total consolidated LGI	$7,990.6	$6,541.9	$1,448.7	22.1	7.9	6.0

Operating Cash Flow

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$175.8	$139.1	$36.7	26.4	15.7	—
Switzerland	137.8	106.8	31.0	29.0	15.4	—
Austria	70.8	59.5	11.3	19.0	9.3	—
Ireland	35.6	23.7	11.9	50.2	36.4	—

Total Western Europe	420.0	329.1	90.9	27.6	15.9	14.6

Hungary	57.6	47.4	10.2	21.5	4.0	—
Other Central and Eastern Europe	135.1	105.7	29.4	27.8	6.7	—

Total Central and Eastern Europe	192.7	153.1	39.6	25.9	5.9	6.9

Central and corporate operations	(56.0)	(57.2)	1.2	2.1	10.0	—

Total UPC Broadband Division	556.7	425.0	131.7	31.0	15.8	14.9
Telenet (Belgium)	186.7	158.4	28.3	17.9	7.7	7.9
J:COM (Japan)	290.0	228.6	61.4	26.9	16.0	11.9
VTR (Chile)	72.0	64.0	8.0	12.5	12.4	12.4
Corporate and other	62.7	41.6	21.1	50.7	40.7	—

Total	$1,168.1	$917.6	$250.5	27.3	15.3	13.4

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$515.6	$399.7	$115.9	29.0	14.1	—
Switzerland	408.4	312.6	95.8	30.6	13.4	—
Austria	215.9	176.7	39.2	22.2	8.0	—
Ireland	105.2	70.4	34.8	49.4	31.7	—

Total Western Europe	1,245.1	959.4	285.7	29.8	14.0	12.9

Hungary	163.8	140.6	23.2	16.5	1.6	—
Other Central and Eastern Europe	386.0	293.1	92.9	31.7	8.9	—

Total Central and Eastern Europe	549.8	433.7	116.1	26.8	6.5	6.7

Central and corporate operations	(177.8)	(171.4)	(6.4)	(3.7)	8.3	—

Total UPC Broadband Division	1,617.1	1,221.7	395.4	32.4	14.5	13.5
Telenet (Belgium)	551.5	442.6	108.9	24.6	10.2	10.3
J:COM (Japan)	849.4	660.3	189.1	28.6	14.2	10.6
VTR (Chile)	229.5	178.0	51.5	28.9	17.9	17.9
Corporate and other	176.1	100.6	75.5	75.0	56.1	—

Total	$3,423.6	$2,603.2	$820.4	31.5	15.5	13.6

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. However, our definition of operating cash flow may differ from cash flow measurements provided by other public companies. A reconciliation of total segment operating cash flow to our earnings (loss) before income taxes and minority interests is presented below. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows.

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	in millions
Total segment operating cash flow	$1,168.1	$917.6	$3,423.6	$2,603.2
Stock-based compensation expense	(42.0)	(57.8)	(125.3)	(141.3)
Depreciation and amortization	(711.9)	(615.4)	(2,160.0)	(1,819.6)
Provision for litigation	—	(146.0)	—	(146.0)
Impairment, restructuring and other operating charges, net	(1.4)	(11.6)	(3.2)	(17.5)

Operating income	412.8	86.8	1,135.1	478.8
Interest expense	(293.4)	(247.1)	(863.7)	(706.4)
Interest and dividend income	23.5	36.1	75.4	84.6
Share of results of affiliates, net	2.4	5.9	5.2	29.0
Realized and unrealized gains (losses) on derivative instruments, net	18.2	(134.8)	89.2	(71.2)
Foreign currency transaction gains (losses), net	(286.7)	(31.7)	96.3	41.6
Unrealized losses due to changes in fair values of certain investments and debt, net	(129.2)	(0.3)	(84.4)	(230.5)
Gains (losses) on extinguishment of debt, net	—	1.6	—	(21.7)
Gains (losses) on disposition of assets, net	(0.4)	552.8	(1.8)	553.1
Other income (expense), net	(0.5)	1.0	1.8	(3.6)

Earnings (loss) before income taxes and minority interests	$(253.3)	$270.3	$453.1	$153.7

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and cash equivalents at September 30, 2008:

	Debt	Capital Lease Obligations	Debt and Capital Lease Obligations	Cash and Cash Equivalents[2]
	in millions
LGI and its non-operating subsidiaries	$2,395.7	$—	$2,395.7	$779.8
UPC Holding (excluding VTR)	10,213.7	29.1	10,242.8	29.6
Telenet	2,903.9	70.0	2,973.9	367.6
J:COM	1,526.7	554.9	2,081.6	339.9
VTR	465.5	0.9	466.4	25.3
Austar	618.7	—	618.7	16.3
Chellomedia	315.1	—	315.1	13.6
Liberty Puerto Rico	168.0	—	168.0	6.6
Other operating subsidiaries	—	—	—	2.7

Total LGI	$18,607.3	$654.9	$19,262.2	$1,581.4

Capital Expenditures and Capital Lease Additions

The following table highlights our capital expenditures per category, as well as capital lease additions for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	in millions
Customer premises equipment	$273.3	$179.8	$740.9	$610.1
Scalable infrastructure	78.9	46.5	234.4	164.3
Line extensions	57.8	37.8	138.2	112.3
Upgrade/rebuild	101.3	95.6	275.2	254.5
Support capital	80.6	97.5	273.2	254.0
Other including Chellomedia	5.8	42.2	17.2	56.0

Total capital expenditures (“capex”)	$597.7	$499.4	$1,679.1	$1,451.2

Capital expenditures	597.7	499.4	1,679.1	1,451.2
Capital lease additions	37.4	50.4	109.0	139.2

Total capex and capital leases	$635.1	$549.8	$1,788.1	$1,590.4

As % of revenue
Capital expenditures	22.6%	22.1%	21.0%	22.2%
Capex and capital leases	24.0%	24.4%	22.4%	24.3%

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
[2]	Excludes $476 million of restricted cash related to our debt instruments.

Free Cash Flow Definition and Reconciliation

FCF is defined as net cash provided by operating activities less capital expenditures, each as reported in our condensed consolidated statements of cash flows. Adjusted FCF represents FCF less non-cash capital lease additions. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF and Adjusted FCF provides useful information to our investors because these measures can be used to gauge our ability to service debt and fund new investment opportunities. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table highlights the reconciliation of net cash provided by operating activities to FCF and FCF to Adjusted FCF for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007[3]	2008	2007[3]
	in millions
Net cash provided by operating activities	$697.4	$624.7	$2,224.1	$1,675.9
Capital expenditures	(597.7)	(499.4)	(1,679.1)	(1,451.2)

FCF	$99.7	$125.3	$545.0	$224.7

FCF	$99.7	$125.3	$545.0	$224.7
Capital lease additions	(37.4)	(50.4)	(109.0)	(139.2)

Adjusted FCF	$62.3	$74.9	$436.0	$85.5

ARPU per Customer Relationship Table4

The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended September 30,
	2008		2007		% Change
UPC Broadband		€23.68		€21.46	10.3%
Telenet		€35.91		€33.12	8.4%
J:COM		¥7,455		¥7,383	1.0%
VTR	CLP	27,820	CLP	25,818	7.8%
Liberty Global Consolidated		$46.10		$39.48	16.8%

[3]

Our cash provided by operations for the three and nine months ended September 30, 2007 differs from the previously reported amounts due to the reclassification of cash flows related to derivative instruments to align with the classification of the applicable underlying cash flows.

[4]

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. ARPU per customer relationship for UPC Broadband and Liberty Global Consolidated are not adjusted for currency impacts.

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at September 30, 2008, June 30, 2008 and September 30, 2007:

	September 30, 2008	June 30, 2008	September 30, 2007	Q3’08 / Q2’08 (% Change)	Q3’08 / Q3’07 (% Change)
Total Customers
UPC Broadband	9,532,000	9,575,200	9,665,500	(0.5)%	(1.4)%
Telenet	1,968,900	1,977,400	2,044,800	(0.4)%	(3.7)%
J:COM	2,903,300	2,759,600	2,615,300	5.2%	11.0%
VTR	1,027,800	1,017,700	981,600	1.0%	4.7%
Other	833,200	811,700	802,600	2.6%	3.8%

Liberty Global Consolidated	16,265,200	16,141,600	16,109,800	0.8%	1.0%

Total Single-Play Customers	10,304,000	10,368,300	10,941,400	(0.6)%	(5.8)%
Total Double-Play Customers	3,075,000	3,017,000	2,909,800	1.9%	5.7%
Total Triple-Play Customers	2,886,200	2,756,300	2,258,600	4.7%	27.8%

% Double-Play Customers
UPC Broadband	16.0%	16.0%	15.6%	0.0%	2.6%
Telenet	26.5%	26.1%	23.8%	1.5%	11.3%
J:COM	27.5%	27.4%	27.5%	0.4%	0.0%
VTR	19.7%	18.5%	16.9%	6.5%	16.6%
Liberty Global Consolidated	18.9%	18.7%	18.1%	1.1%	4.4%

% Triple-Play Customers
UPC Broadband	14.1%	13.3%	10.0%	6.0%	41.0%
Telenet	18.9%	18.2%	14.1%	3.8%	34.0%
J:COM	25.9%	25.7%	24.2%	0.8%	7.0%
VTR	39.6%	39.6%	36.8%	0.0%	7.6%
Liberty Global Consolidated	17.7%	17.1%	14.0%	3.5%	26.4%

RGUs per Customer Relationship
UPC Broadband	1.44	1.43	1.36	0.7%	5.9%
Telenet	1.64	1.62	1.52	1.2%	7.9%
J:COM	1.79	1.79	1.76	0.0%	1.7%
VTR	1.99	1.98	1.90	0.5%	4.7%
Liberty Global Consolidated	1.54	1.53	1.46	0.7%	5.5%

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the third quarter of 2008.

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008		2007
	in millions
UPC Holding:
Revenue	€881.6	€830.3	€2,633.5		€2,479.2
OCF	418.6	355.3	1,213.7		1,041.1
Chellomedia Programming[5]:
Revenue	€51.8	€45.5	€155.6		€132.1
OCF	14.2	14.0	41.3		37.7

	Debt, Cash and Leverage at September 30, 2008[6]
	Total Debt and Capital Lease Obligations[7]	Cash and Cash Equivalents	Senior Leverage		Total Leverage
	in millions
UPC Holding	€7,614.2	€372.3	3.85	x	4.51	x
Chellomedia Programming	224.0	5.0	3.73	x	3.73	x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate operating performance and to decide how to allocate resources. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables below). Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income or cash flows. The following tables provide the appropriate reconciliations:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	in millions
UPC Holding
Total segment operating cash flow	€418.6	€355.3	€1,213.7	€1,041.1
Stock-based compensation expense	(10.4)	(13.9)	(28.6)	(41.7)
Depreciation and amortization	(271.9)	(262.7)	(818.4)	(803.9)
Related party fees and allocations, net	7.4	5.6	15.5	15.9
Impairment, restructuring and other operating charges, net	(0.8)	(5.9)	(5.8)	(10.0)

Operating income	€142.9	€78.4	€376.4	€201.4

Chellomedia Programming[5]
Total segment operating cash flow	€14.2	€14.0	€41.3	€37.7
Stock-based compensation expense	(0.1)	(9.2)	(0.3)	(11.1)
Depreciation and amortization	(4.3)	(4.1)	(12.7)	(12.0)
Related party management fees	(1.7)	(4.1)	(2.9)	(7.3)
Impairment, restructuring and other operating charges	(0.1)	(0.2)	(0.4)	(0.4)

Operating income	€8.0	€(3.6)	€25.0	€6.9

[5]	The figures for the three and nine months ended September 30, 2007 reflect transfers between entities under common control as if the transfers had occurred on January 1, 2007.
[6]

In the covenant calculations for UPC Holding, we utilize debt figures that take into account currency swaps. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on September 30, 2008 results, and are subject to completion of our third quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

[7]	Debt for UPC Holding reflects only third party debt. Debt for Chellomedia Programming reflects third party debt and a loan payable to a related party of €8.6 million.

	Consolidated Operating Data – September 30, 2008
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
The Netherlands	2,730,900	2,626,700	2,070,700	3,290,300	1,447,700	620,200	—	—	2,067,900	2,626,700	671,800	2,563,300	550,600
Switzerland(13) (14)	1,872,400	1,331,400	1,567,700	2,351,800	1,237,100	329,400	—	—	1,566,500	1,521,400	477,300	1,519,400	308,000
Austria	1,112,700	1,112,700	749,800	1,201,400	419,500	134,300	—	—	553,800	1,112,700	431,100	1,112,700	216,500
Ireland	870,300	468,600	562,000	664,300	228,500	227,500	—	91,000	547,000	468,600	94,000	327,700	23,300

Total Western Europe	6,586,300	5,539,400	4,950,200	7,507,800	3,332,800	1,311,400	—	91,000	4,735,200	5,729,400	1,674,200	5,523,100	1,098,400

Hungary	1,188,800	1,149,100	972,400	1,393,400	616,700	64,200	179,500	—	860,400	1,149,100	313,800	1,151,600	219,200
Romania	2,063,100	1,649,900	1,286,900	1,632,800	1,075,900	73,300	137,700	—	1,286,900	1,524,600	225,300	1,462,700	120,600
Poland	1,982,400	1,673,900	1,072,100	1,510,900	972,900	41,300	—	—	1,014,200	1,673,900	357,700	1,616,700	139,000
Czech Republic	1,297,800	1,187,400	784,700	1,090,700	324,700	231,500	119,300	—	675,500	1,187,400	295,400	1,163,600	119,800
Slovakia	481,500	380,300	298,900	356,500	237,000	18,400	30,200	6,200	291,800	347,600	49,100	347,600	15,600
Slovenia	223,000	166,900	166,800	241,600	158,900	3,900	—	4,000	166,800	166,900	54,600	166,900	20,200

Total Central and Eastern Europe	7,236,600	6,207,500	4,581,800	6,225,900	3,386,100	432,600	466,700	10,200	4,295,600	6,049,500	1,295,900	5,909,100	634,400

Total UPC Broadband Division	13,822,900	11,746,900	9,532,000	13,733,700	6,718,900	1,744,000	466,700	101,200	9,030,800	11,778,900	2,970,100	11,432,200	1,732,800

Telenet (Belgium)(15)	1,933,100	1,933,100	1,968,900	3,235,900	1,155,100	518,700	—	—	1,673,800	2,762,600	957,800	2,762,600	604,300

J:COM (Japan)	10,845,400	10,845,400	2,903,300	5,206,200	579,200	1,767,600	—	—	2,346,800	10,845,400	1,348,800	10,518,600	1,510,600

The Americas:
VTR (Chile)	2,492,600	1,740,100	1,027,800	2,043,300	571,700	305,700	—	—	877,400	1,740,100	580,200	1,719,100	585,700
Puerto Rico	343,400	343,400	119,300	179,200	—	82,800	—	—	82,800	343,400	66,700	343,400	29,700

Total The Americas	2,836,000	2,083,500	1,147,100	2,222,500	571,700	388,500	—	—	960,200	2,083,500	646,900	2,062,500	615,400

Austar (Australia)	2,480,600	—	713,900	713,900	—	3,700	709,900	—	713,600	30,400	300	—	—

Grand Total	31,918,000	26,608,900	16,265,200	25,112,200	9,024,900	4,422,500	1,176,600	101,200	14,725,200	27,500,800	5,923,900	26,775,900	4,463,100

	Subscriber Variance Table – September 30, 2008 vs. June 30, 2008
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relation -ships(3)	Total RGUs(4)	Analog Cable Sub -scribers(5)	Digital Cable Sub -scribers(6)	DTH Sub -scribers(7)	MMDS Sub -scribers(8)	Total Video	Homes Serviceable(9)	Sub -scribers(10)	Homes Serviceable(11)	Sub -scribers(12)
UPC Broadband Division:
The Netherlands	7,400	9,900	(21,000)	16,800	(48,900)	28,100	—	—	(20,800)	9,900	13,100	9,200	24,500
Switzerland(13) (14)	6,400	6,400	4,900	1,000	(3,200)	8,100	—	—	4,900	6,400	(2,400)	6,400	(1,500)
Austria	3,500	3,500	(8,900)	5,400	(32,100)	28,200	—	—	(3,900)	3,500	(2,600)	3,500	11,900
Ireland	7,000	20,200	(13,400)	(6,100)	(11,300)	1,000	—	(5,300)	(15,600)	20,200	4,700	29,600	4,800

Total Western Europe	24,300	40,000	(38,400)	17,100	(95,500)	65,400	—	(5,300)	(35,400)	40,000	12,800	48,700	39,700

Hungary	10,200	13,600	(1,600)	11,300	(23,800)	16,100	6,000	—	(1,700)	13,600	8,300	13,600	4,700
Romania	1,400	39,600	(27,400)	(18,600)	(55,700)	20,500	7,700	—	(27,500)	39,600	7,100	39,600	1,800
Poland	3,300	44,400	1,400	19,100	(29,100)	30,000	—	—	900	44,400	14,700	32,800	3,500
Czech Republic	12,500	49,700	1,200	19,300	(48,900)	45,100	(600)	—	(4,400)	49,700	11,700	49,700	12,000
Slovakia	15,600	25,800	4,100	8,200	(3,100)	7,400	200	(500)	4,000	22,300	2,300	113,800	1,900
Slovenia	23,900	21,800	17,500	30,700	14,800	2,600	—	100	17,500	21,800	8,700	21,800	4,500

Total Central and Eastern Europe	66,900	194,900	(4,800)	70,000	(145,800)	121,700	13,300	(400)	(11,200)	191,400	52,800	271,300	28,400

Total UPC Broadband Division	91,200	234,900	(43,200)	87,100	(241,300)	187,100	13,300	(5,700)	(46,600)	231,400	65,600	320,000	68,100

Telenet (Belgium)(15)	4,400	4,400	(8,500)	23,700	(54,800)	40,200	—	—	(14,600)	6,300	23,000	6,300	15,300

J:COM (Japan)	905,300	905,300	143,700	275,200	(26,000)	127,300	—	—	101,300	905,900	68,200	956,100	105,700

The Americas:
VTR (Chile)	28,300	49,900	10,100	31,500	(31,200)	38,500	—	—	7,300	49,900	16,200	51,000	8,000
Puerto Rico	1,200	1,200	3,000	5,000	—	(2,000)	—	—	(2,000)	1,200	2,600	1,200	4,400

Total The Americas	29,500	51,100	13,100	36,500	(31,200)	36,500	—	—	5,300	51,100	18,800	52,200	12,400

Austar (Australia)	6,100	—	18,500	18,500	—	(2,500)	21,000	—	18,500	—	—	—	—

Grand Total	1,036,500	1,195,700	123,600	441,000	(353,300)	388,600	34,300	(5,700)	63,900	1,194,700	175,600	1,334,600	201,500

ORGANIC GROWTH SUMMARY:
UPC Broadband Division	50,000	210,300	(73,900)	50,900	(271,500)	186,800	13,300	(5,700)	(77,100)	206,800	59,400	295,400	68,600
Telenet (Belgium)	4,400	4,400	(8,500)	23,700	(54,800)	40,200	—	—	(14,600)	6,300	23,000	6,300	15,300
J:COM (Japan)	103,100	103,100	29,400	84,700	(52,600)	68,000	—	—	15,400	103,700	23,900	157,500	45,400
The Americas	29,500	51,100	13,100	36,500	(31,200)	36,500	—	—	5,300	51,100	18,800	52,200	12,400
Austar (Australia)	6,100	—	18,500	18,500	—	(2,500)	21,000	—	18,500	—	—	—	—

Total Organic Change	193,100	368,900	(21,400)	214,300	(410,100)	329,000	34,300	(5,700)	(52,500)	367,900	125,100	511,400	141,700

ADJUSTMENTS FOR M&A AND OTHER:
Acquisition - Tabor (Slovenia)	23,400	21,000	20,200	30,000	19,700	500	—	—	20,200	21,000	8,200	21,000	1,600
Acquisition - Tatra Temex (Slovakia)	12,900	—	7,700	7,700	7,700	—	—	—	7,700	—	—	—	—
Acquisition - Axion (Hungary)	3,600	3,600	1,500	1,800	1,500	—	—	—	1,500	3,600	300	3,600	—
Acquisition - Muiden-Koedijk-Hattem Swap (Netherlands)	1,300	—	1,300	1,300	1,300	—	—	—	1,300	—	—	—	—
Acquisition - FCN (Japan)	540,200	540,200	114,300	190,500	26,600	59,300	—	—	85,900	540,200	44,300	536,600	60,300

Total Q3 acquisitions	581,400	564,800	145,000	231,300	56,800	59,800	—	—	116,600	564,800	52,800	561,200	61,900

Q3 2008 Switzerland adjustment	—	—	—	(4,600)	—	(200)	—	—	(200)	—	(2,300)	—	(2,100)
Q3 2008 Japan adjustment	262,000	262,000	—	—	—	—	—	—	—	262,000	—	262,000	—

Net adjustments for M&A and other	843,400	826,800	145,000	226,700	56,800	59,600	—	—	116,400	826,800	50,500	823,200	59,800

Total Net Adds (Reductions)	1,036,500	1,195,700	123,600	441,000	(353,300)	388,600	34,300	(5,700)	63,900	1,194,700	175,600	1,334,600	201,500

Footnotes for pages 17 – 18

(1)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one MMDS subscriber is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) and Telenet in Belgium (see note 15), or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s and Telenet’s partner networks or for Austria GmbH’s unbundled loop and shared access network.
(2)	Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and internet services and, in some cases, telephony services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland and Telenet in Belgium or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s and Telenet’s partner networks or for Austria GmbH’s unbundled loop and shared access network.
(3)	Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g. primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.
(4)	Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g. VIP subscribers, free service to employees) are not counted as RGUs.
(5)	Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 569,200 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels. Telenet’s Analog Cable Subscribers at September 30, 2008, include 19,200 subscribers who receive Telenet’s premium video service on a stand alone basis over the Telenet partner network. Each such premium video subscriber is assumed to represent one customer relationship.
(6)	Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include this group of subscribers in Telenet’s and Cablecom’s Digital Cable Subscribers. Subscribers to digital cable services provided by Cablecom and Telenet over partner networks receive analog cable services from the partner networks as opposed to Cablecom and Telenet.
(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.
(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.
(9)	Internet Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive broadband internet services. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.
(10)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.
(11)	Telephony Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.
(12)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers as of September 30, 2008 exclude an aggregate of 154,000 mobile telephony subscribers in the Netherlands, Australia and Belgium. Also, our Telephony Subscribers do not include customers that receive services via resale arrangements. Our Telephony Subscribers in Austria include residential subscribers served by Austria GmbH through an unbundled loop.
(13)	Pursuant to service agreements, Cablecom offers digital cable, broadband internet and telephony services over networks owned by third party cable operators (partner networks). A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Internet and Telephony Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our September 30, 2008 subscriber table is based on June 30, 2008 data. In our September 30, 2008 subscriber table, Cablecom’s partner networks account for 67,000 Customer Relationships, 109,500 RGUs, 44,500 Digital Cable Subscribers, 190,000 Internet Homes Serviceable, 188,000 Telephony Homes Serviceable, 39,500 Internet Subscribers, and 25,500 Telephony Subscribers. In addition, partner networks account for 373,800 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our September 30, 2008 subscriber table.
(14)	In Switzerland, our net organic changes in RGUs and customer relationships were impacted by the ongoing implementation of a new billing system.
(15)	Pursuant to certain agreements, Telenet offers premium video, broadband internet and telephony services over a Telenet partner network. A partner network RGU is only recognized if Telenet has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the Telenet partner network. In our September 30, 2008 subscriber table, Telenet’s partner network accounts for 467,500 RGUs, 829,500 Internet Homes Serviceable and Telephony Homes Serviceable, 19,200 premium video subscribers (included in our Analog Cable Subscribers), 278,200 Internet Subscribers and 170,100 Telephony Subscribers. In addition, Telenet’s partner network accounts for 829,500 Homes Passed and Two-way Homes Passed that are not included in our September 30, 2008 subscriber table.

Additional General Notes to Tables:

With respect to Chile, Japan and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per connection basis). EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Belgium and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.